Exhibit 99.1
Elkin, NC 28621
October 9, 2007
Press Release
For Immediate Release
Yadkin Valley Financial Corporation Meets With Investors
Yadkin Valley Financial Corporation (Nasdaq: YAVY — news) has scheduled meetings with investors on Tuesday, October 9, 2007 in New York and has updated several presentation slides from its August 2007 meetings in Chicago. The updated slides only are attached and are numbered consistently with the August presentation. Bill Long, President and Chief Executive Officer, Steve Robinson, Executive Vice President, and Edwin Laws, Vice President and Chief Financial Officer will meet with the investors. The complete power point slide presentation will also be available on the Bank’s website (www.yadkinvalleybank.com) by Tuesday morning at 9:00 a.m. At the home page select “access investor relations,” select “access investor relations” again, click “OK” when prompted by the pop-up box about leaving the website, and then click “presentations.”
Yadkin Valley Bank and Trust Company, a community bank headquartered in Elkin, North Carolina, serves customers from twenty-four full-service banking offices located in the piedmont, foothills and northwest mountains of North Carolina. Offices are located in Jefferson and West Jefferson (Ashe County), Elkin (Surry County), North Wilkesboro and Wilkesboro (Wilkes County), East Bend, Jonesville and Yadkinville (Yadkin County), and Pfafftown (Forsyth County) . The offices in Mooresville and Statesville (Iredell County), Cornelius and Huntersville (Mecklenburg County) are operated under the assumed name “Piedmont Bank.” Offices in Boone (Watauga County) and Linville (Avery County) are operated under the assumed name “High Country Bank.” On April 16, 2007, the Bank opened a loan production office in Wilmington, North Carolina under the Yadkin Valley Bank name. Sidus Financial, LLC, as subsidiary of the Bank, provides mortgage lending services to customers in North Carolina, South Carolina, Virginia, Alabama, Arkansas, Delaware, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, Pennsylvania, Tennessee and West Virginia.

For additional information contact:
Edwin E. Laws
Chief Financial Officer
(336) 526-6313